Exhibit 99.1

to Form 8-K dated June 20, 2006 for

Seacoast Banking Corporation of Florida

NEWS RELEASE

Dennis S. Hudson, III

Chairman and Chief Executive Officer

Seacoast Banking Corporation of Florida

(772) 288-6086

SEACOAST BANKING CORPORATION OF FLORIDA

ELECTS NEW DIRECTOR

STUART, FL, June 22, 2006 – The board of directors of Seacoast Banking Corporation of Florida (NASDAQ-NM: SBCF), a bank holding company whose principal subsidiary is Seacoast National Bank, elected Edwin E. Walpole, III to the Board on June 20, 2006.  Mr. Walpole is president and owner of Walpole Inc., a trucking transportation company in Okeechobee, Florida, covering the Southeastern U.S.  He will serve as a Class III director, with an initial term expiring at the Company’s 2008 annual meeting of shareholders.

Walpole is the former Chairman and CEO of Big Lake Financial Corporation, which was acquired by Seacoast on April 1, 2006.  Walpole is the retired president of three other South/Central Florida corporations:  Ft. Drum Corporation, Walpole Leasing, and Seminole Land and Cattle.  He is a member and past president of the Okeechobee Economic Council; a member and past president of Florida Trucking Association; a member of the American Trucking Association; and a member and board trustee of Murray State University where he earned a Bachelor of Science degree in Agriculture. Walpole lives in Okeechobee with his wife Donna.  They have seven children.

“Ed Walpole’s extensive business experience and his knowledge of our markets will be invaluable to us in the years ahead,” commented Dennis S. Hudson, III, Chairman and Chief Executive Officer of Seacoast.

The election of Walpole to the Seacoast Banking Corporation board follows the previously announced retirement of Evans Crary, Jr., who was elected to the board in 1983, the year the holding company was formed.  He has also served as a director for Seacoast National Bank since 1960.   Mr. Crary is a retired partner of Crary, Buchanan, Bowdish, Bovie, Beres, Elder & Thomas, Chartered (Crary-Buchanan), a law firm located in Stuart, Florida. Crary has practiced law in Stuart, Florida since 1952.

Mr. Hudson said, “Our board of directors would like to again express our heartfelt appreciation to Evans Crary Jr. for his many years of dedicated service, his outstanding leadership and his many contributions to our company and its shareholders, associates and communities.”

Seacoast Banking Corporation of Florida has approximately $2.5 billion in assets. It is one of the largest independent commercial banking organizations in Florida, with offices from Orlando to Palm Beach, including some of the wealthiest and fastest growing areas of the nation.